CNS PROTEIN THERAPEUTICS, INC.
EXECUTIVE SERVICES AGREEMENT

This Executive Services Agreement (this "Agreement") is made by and between CNS Protein Therapeutics, Inc., a [Delaware] corporation (the "Company"), and MDCleary, LLC, a [California] limited liability company (the "Consultant"), effective as of August 10, 2009 (the "Effective Date").

Recital

The Company desires to engage Consultant, and Consultant desires to render services to the Company as a consultant, under the terms of this Agreement.

Agreement

Based upon the premise of the recital above and the mutual promises below, the parties hereby agree as follows:

1.            The Services. The Company hereby engages Consultant to perform such services (the "Services") as specified in "Scope of Services" on Schedule A hereto, as such Schedule may be amended from time to time in writing by the Company and Consultant.

2.           Term: Termination.

a.           Term. This Agreement shall commence on the Effective Date and will remain in effect until the earlier of (i) the thirtieth (30th) day following such date that either party hereto provides written notice to the other that it has elected to voluntarily terminate the Agreement (other than by the Company for Cause or by Consultant for Good Reason) (a "Voluntary Termination"), or (ii) immediately upon termination of the Consultant by the Company for Cause by a majority vote of the Board of Directors of the Company, or upon termination by the Consultant for Good Reason (an "Involuntary Termination"). ''Cause'' shall be defined as (i) Martin D. Cleary’s conviction of a felony or any other crime involving fraud; (ii) any willful act or acts of dishonesty undertaken by Martin D. Cleary; (iii) any willful act of gross misconduct by Martin D. Cleary; or (iv) Consultant appoints anyone other than Martin D. Cleary  to perform the Services, "Good Reason" shall be defined as a material reduction in Consultant's compensation or a change of Martin D. Cleary's responsibilities, title and/or position without the Consultant’s prior written consent.

b.           Effect of Termination. In the event the company initiates a Voluntary Termination, or in the even the Consultant initiates a Voluntary Termination for Good Reason, the Company shall pay Consultant a lump sum equal to $50,000 plus any accrued and unpaid compensation and expenses owed Consultant pursuant to this Agreement. In the event the Consultant initiates a Voluntary Termination or in the event the Company initiates an Involuntary Termination for Cause, then the Company shall pay Consultant any accrued and unpaid compensation and expenses owed Consultant. Except as otherwise set forth herein termination of this Agreement will constitute termination of the consultancy services and termination of vesting of any stock options, shares or other equity incentives; provided however, in no event shall a termination of this Agreement (other than an Involuntary Termination of Consultant by the Company for Cause) discharge the Company's obligation to make the payment or issue the capital stock as set forth under the caption "Change of Control Bonus" on Schedule A hereto. Notwithstanding the foregoing, Sections 7 through 9 of this Agreement will survive termination of this Agreement and Consultant shall remain bound thereby.

       3.           Location of Services; Employees. Unless otherwise specified in the applicable Scope of Services, Consultant will perform the services at Consultant’s place of business located at 6200 Stoneridge Mall Road, Suite 300, Pleasanton, CA 94588, and use Consultant's tools and equipment. Consultant shall not subcontract or assign Services to anyone other than Martin D. Cleary, without the Company's prior written consent. Consultant hereby represents and warrants that (a) the undersigned has authority to bind Consultant to this Agreement and (b) Consultant shall be solely responsible for all acts and omissions of, and for all payments to, Martin D. Cleary, including, without limitation, tax withholdings.

4.           Expenses. The Company will reimburse Consultant for all reasonable and necessary expenses incurred in rendering the Services provided the Company approves such expenses before Consultant incurs the expense. Notwithstanding the foregoing, and in addition to its other expense reimbursement obligations and compensation hereunder, the Company will pay Consultant $1,000 per month for office maintenance and supplies.

5.           Taxes. Consultant hereby directs the Company not to withhold any income, social security, state disability, or other taxes that may be applicable to Consultant. Consultant hereby represents that Consultant is an independent contractor and will pay such taxes on Consultant's own behalf. Consultant hereby agrees to indemnify the Company for any taxes, interest, and penalties incurred by the Company as a result in whole or in part from the Consultant not paying and/or withholding such taxes on Consultant's own behalf.

6.           Non-Exclusivity. The parties hereto acknowledge and agree that Consultant and Martin D. Cleary are free to seek consultancy arrangements, employment positions, and directorships with businesses other than the Company during the term of this Agreement; provided that any such engagements shall not conflict with or otherwise inhibit the performance of the Services, or result in a breach of any fiduciary obligation owed the Company, resulting in a material and adverse affect on the business of the Company. For purposes of clarity, the Company acknowledges that Martin D. Cleary performs, and will continue to perform during the term of this Agreement, the following positions: (i) member of the Board of Directors and Chairman of the Audit Committee of Electrical Optical Sciences, Inc.; (ii) member of the Board of Directors and Chairman of Juvaris BioTherapeutics, Inc.; and (iii) member of the Board of Directors and Chairman of Fish Nature, Inc. Consultant agrees to notify the Company of any additional engagements accepted by Martin D. Cleary during the term of this Agreement.

7.           Non-Disclosure and Retention of Certain Company Information.

a.	Non-Disclosure of Company Confidential Information.

(l)            Consultant will regard and preserve as confidential, and will not divulge to unauthorized persons or use, or authorize or encourage persons who are under Consultant's direction or supervision to use, for any unauthorized purposes, either during or after the term of the engagement, any information, matter, material or thing of a secret, confidential, or private nature connected with the business of the Company or any of its suppliers, customers or their affiliates ("Confidential Information") without the prior written consent of the Board of Directors of the Company. Confidential Information shall include, without limitation: (i) all matters of a technical nature, such as trade secrets, intellectual property, know-how, formulae, computer programs, source code, object code, machine code, routines, algorithms, software and documentation, secret processes or machines, inventions and research projects; (ii) all matters of a business nature, such as information about costs, profits, markets, sales, customers, business contacts, suppliers, and employees (including salary, evaluation, and other personnel data); (Hi) all plans for further development; and (iv) any other information of a similar nature.

(2)           In this regard, although certain information or technology may be generally known in the relevant industry, the fact that the Company uses it, and how the Company uses it, may not be so known, and therefore is subject to non-disclosure and non-use. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which the Company combines them and the results obtained thereby are so known; and in such instance that fact also is subject to nondisclosure and non-use.

(3)           Excluded from the restrictions of this Section 7(a)(1) and (2) is information Consultant knew before the Company disclosed the information to Consultant, information which is public knowledge (other than as a result of disclosure by Consultant), and information which has been disclosed to Consultant by a third party without restriction as a matter of right.

(4)           Consultant agrees that, before making any disclosure or use of Confidential Information not previously approved in writing by the Board of Directors of the Company in reliance upon any of the exclusions set forth in Subsection 7(3), Consultant will give the Company at least ten (l0) business days prior written notice, specifying the applicable exclusion and the circumstances giving rise to it. Consultant will have the burden of proving by clear and convincing evidence that the given exclusion applies to the information under the circumstances.

b.           Assignment of Inventions.

(l)           Consultant will promptly disclose in writing to the Board of Directors of the Company all inventions, patentable subject matter and conceptions, including, without limitation,. improvements, designs, formulas, works of authorship, trade secrets, technology, mask works, circuits, layouts, algorithms, computer programs, ideas, processes, techniques, know-how and data, whether or not patentable (collectively "Inventions") made or conceived or reduced to practice or developed by Consultant, either alone or jointly with others, during the term of this Agreement in connection with the Services or which relate to any Confidential Information.

(2)           All Confidential Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively "Rights") in connection therewith shall be the sole property of the Company. Consultant hereby assigns to the Company any Rights Consultant may have or acquire in such Confidential Information.

(3)           Consultant agrees that all Inventions which Consultant makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement in connection with the Services or which relate to any Confidential Information shall be the sole property of the Company and works for hire in favor of the Company. Consultant agrees to assign and hereby assigns to the Company all Rights to any such Inventions.

(4)           Consultant agrees to perform all acts deemed necessary or desirable by the Company to permit and assist it, at Consultant's reasonable rate, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant's assignment with respect to such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant's agents and attorneys-in-fact to act for and on behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

(5)           If any Rights or Inventions assigned hereunder are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants the Company a perpetual, worldwide royalty-free, non-exclusive sublicensable right and license to exploit and exercise all such technology and Rights in support of the Company's exercise or exploitation of any assigned Rights or Inventions (including any modifications, improvements and derivatives thereof).

c.           Retention of Company Data and Records. All data and records coming into Consultant's possession or kept by Consultant in connection with Consultant's engagement and any period of consultancy, including, without limitation, notebooks, drawings, and blueprints; computer programs, software, and documentation; bulletins, parts lists, reports, and customer lists; production, cost, purchasing, and marketing information; and employment data, including policies and salary information, are and shall remain the exclusive property of the Company. Consultant will return to the Company all originals and copies of such data and records promptly upon termination of Consultant's engagement, unless Consultant obtains specific written consent from the Board of Directors of the Company to retain any such data or records.

8.           Non-Solicitation. During Consultant's engagement with the Company and for one year after the termination of the engagement with the Company for any reason, in order to enable the Company to maintain a stable work force and to operate its business, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or contractors to leave their employment or engagement with the Company, either for Consultant or for any other person or entity.

9.           General.

a.           Independent Contractor. The Company and Consultant are and will remain independent contractors as to each other, and no joint venture, partnership, agency or other relationship which would impose liability upon one party for the act or failure to act on the other will be created or implied hereby or herefrom. Consultant will not be covered under the Company employee benefit plans. Except as expressly set forth herein, each party will bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like. Neither party will have any power to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the other party.

b.           Severability; Waiver. If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby. The waiver of anyone default will not waive any other default.

c.           Arbitration. Any controversy or claim arising out of or related to this Agreement or the breach thereof, except when injunctive relief or specific performance is sought, will be settled by arbitration at the office of the American Arbitration Association (" AAA") in the County of Santa Clara, California, in accordance with the rules of the AAA. In the event a dispute is submitted to arbitration. the arbitrator may award costs and reasonable attorneys' fees to the prevailing party. The award of the arbitrator will be of the same force and effect as a final enforceable judgment of a court of competent jurisdiction.

d.           Notices. Any notice to be given pursuant to this Agreement will be in writing and will be deemed to have been given at the time of delivery in person to a party, if an individual, or to an officer of a party upon the earlier of (i) actual receipt by the addressee and (ii) three (3) days after deposit in the U.S. mail when sent postage prepaid and addressed to the address of the intended recipient thereof set forth below or such other address as any party hereto will have designated in writing and given notice thereof to the other party pursuant to this subsection. The current addresses for the parties for purposes of notice are:

Company:

CNS Protein Therapeutics, Inc. The Parkinson's Institute
675 Almanor Avenue Sunnyvale, CA 94085
Attn: CEO

Consultant:

MDCleary LLC
6200 Stoneridge Mall Road, Suite 300 Pleasanton, CA 94588
Attn: Martin D. Cleary

e.           Miscellaneous.

(1)          California law governs this Agreement without reference to choice of laws provisions as applied to instruments, persons and transactions which have legal contacts and relationships solely within the State of California. This Agreement constitutes the full and complete understanding of the parties, superseding all previous agreements on the subject matter

For the purpose of binding the parties to the above Executive Services Agreement, the parties or their duly authorized representatives have signed their names on the dates indicated. The parties hereto acknowledge and agree that notwithstanding the date of execution or acceptance by the Company, this Agreement is effective as of the Effective Date.

CNS PROTEIN THERAPEUTICS, INC.	MDCLEARY, LLC

By: /s/ Gerald Commissiong	By: /s/Martin D. Cleary
Name: Gerald Commissiong	Name: Martin D. Cleary
Title: CEO	Title: Managing Member

SCHEDULE A

SCOPE OF SERVICES AND COMPENSATION

Consultant's Scope of Services:

Consultant will appoint Martin D. Cleary to perform the Services for the Company consistent with obligations typically attributable to a Chairman and Chief Executive Officer, including, but not limited to, fund raising, strategic planning, solicitation of corporate and strategic partnering arrangements, corporate communications, mentoring, and managing meetings of the Company's Board of Directors.

Compensation:

Consultant shall receive $2,000 per day for Services rendered and as duly invoiced to the Company on a monthly basis. The Company shall engage Consultant to perform the Services, and the Consultant agrees to perform the Services, for not less than two-days per week. Upon the mutual consent of Consultant and the Company, Martin D. Cleary will render Services in excess of two-days per week. Additionally, the Company will grant to Martin D. Cleary a fully-vested annual stock option award in an amount that is that commensurate with the Services and determined in good faith by the Board of Directors.

Change of Control Bonus:

In the event of a Change of Control of the Company during the term of the Agreement, or in the event a Change of Control is consummated with a Cleary Party following the termination of the Agreement, then within 30-days of the consummation of such Change of Control, the Company shall pay Consultant a lump sum equal to five percent (5%) of the gross proceeds to the Company resulting from the Change of Control (the "Change of Control Bonus"). Upon Consultant's election and in its sole discretion, and in lieu of the Change of Control Bonus, the Company shall issue to Consultant that number of shares of the Company's Common Stock equal to two and a half percent (2.5%) of the Company's fully diluted capitalization as measured on the date of termination of the Agreement. For purposes of this provision, "Change of Control" shall mean (A) a merger or consolidation of the Company with or into another entity after which the stockholders of the Company own less than a majority of the outstanding equity of the surviving entity (other than a merger effected solely to change the Company's domicile), (B) the sale by stockholders to a third party in a single transaction or series of related transactions of more than a majority of the outstanding voting stock of the Company, or (C) the sale of all or substantially all of the assets of the Company. A "Cleary Party" shall mean any person or entity contacted on behalf of the Company by Martin D. Cleary during the term of the Agreement, as evidenced by reciprocal written correspondence or email records.

During the term of this Agreement, Martin D. Cleary shall perform the Services and assume the title of Executive Chairman of the Board of Directors and Chief Executive Officer of the Company.

Board Composition:

The Company agrees to take all necessary action, including the solicitation of Board and stockholder consent, to appoint Martin D. Cleary to the Company's Board of Directors promptly following the Effective Date of the Agreement. The Company and Mr. Cleary will enter into the Company's standard form of indemnification agreement it maintains with its officers and directors and the Company will promptly acquire directors and officers liability insurance. Further, the Company agrees to appoint Gene Mancino to the Company's Board of Directors subject to the approval of such appointment by a majority vote of the Board of Directors, such approval not to be unreasonably withheld. Subject to his appointment to the Board, the Company shall pay Mr. Mancino a fee of $5,000 per Board meeting plus an annual stock option award in an amount that is reasonable and customary for the directors of businesses substantially similar to the Company.

AMARANTUS THERAPEUTICS, INC.
FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (this "Amendment") is made by and between Amarantus Therapeutics, Inc., a Delaware corporation ("Company"), and MDCleary, LLC ("Consultant"), effective as of February 8, 2011 (the "Effective Date"). Capitalized terms not otherwise defined herein shall have the meanings assigned such terms in that certain Consulting Agreement dated as of August 10, 2009 by and between Company and Consultant (the "Consulting Agreement").

Recitals

A.	In consideration of the continuation of the consulting relationship between the parties, the parties desire to amend the Consulting Agreement to make certain changes as set forth herein.

Agreement

In consideration of the premises and the mutual agreements, covenants and understandings hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

1. Amendment of Schedule A to Consulting Agreement. The paragraph set forth on Schedule A under the caption "Compensation" is hereby deleted and replaced in its entirety with the following:

"Compensation:  Consultant shall receive $16,666.66 per month for Services rendered and as duly invoiced to the Company on a monthly basis. The Company shall engage Consultant to perform the Services, and the Consultant agrees to perform the Services, for not less than two-days per week. Upon the mutual consent of Consultant and the Company, Martin D. Cleary will render Services in excess of two-days per week. Additionally, the Company will grant to Martin D. Cleary a fully-vested annual stock option award in an amount that is that commensurate with the Services and determined in good faith by the Board of Directors."

Except as amended herein, the Consulting Agreement shall remain in will force and effect. This Amendment and the Consulting Agreement constitutes the full and complete understanding of the parties. This Amendment may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

In witness whereof, the parties have executed this Amendment as of the date first above written.

AMARANTUS THERAPEUTICS, INC.	MDCLEARY, LLC

By: /s/ Gerald Commissiong	By: /s/Martin D. Cleary
Gerald Commissiong, Chief Business Officer	Martin D. Cleary, Managing Member